                                   Exhibit a.1



                              INLAND RESOURCES INC.
                           410 17TH STREET, SUITE 700
                             DENVER, COLORADO 80202
                                  JUNE 4, 2003

To All Shareholders of Inland Resources Inc.

     Effective June 2, 2003, the merger of Inland Resources Inc., a Washington corporation ("Inland Washington"), with and into its 99.8% parent corporation, Inland Resources Inc., a Delaware corporation ("Inland Delaware"), became effective. As a result of the merger, all outstanding shares of common stock and options to acquire common stock of Inland Washington have been cancelled. In exchange, the shareholders of Inland Washington are now entitled to receive the sum of $1.00 for each share cancelled in the merger.

     Enclosed is a Letter of Transmittal. You should completely read and follow all instructions in the Letter of Transmittal in order to submit your cancelled shares to the Transfer Agent and receive the cash payment in exchange for those shares.

     Pursuant to Section 23B.13 of the Washington Business Corporation Act (a copy of which is attached), you have the right to dissent from the merger and demand an appraisal and payment in cash for the fair value of your shares. If you wish to exercise your right to dissent, you must send the attached Notice of Exercise Right to Dissent, together with your certificates for shares of common stock to Inland Resources Inc., 410 17th Street, Suite 700, Denver, Colorado 80202, Attention: Bill I. Pennington, to be received no later than July 15, 2003. For a full discussion of your right to dissent, see the Transaction Statement dated May 5, 2003, p. 24, "Appraisal Rights."

     DO NOT SEND BOTH THE LETTER OF TRANSMITTAL AND THE NOTICE OF EXERCISE OF RIGHT TO DISSENT. SEND ONLY THE LETTER OR TRANSMITTAL AND YOUR SHARES IN ORDER TO RECEIVE IMMEDIATE PAYMENT OF $1.00 PER SHARE. ALTERNATIVELY, SEND ONLY THE NOTICE OF EXERCISE OF RIGHT TO DISSENT AND YOUR SHARES IF YOU WISH TO DISSENT FROM THE MERGER AND SEEK AN APPRAISAL OF YOUR SHARES.

     If you have any questions, you may call Brooke Barker at (303) 382-4411 or the Transfer Agent.

                                   Sincerely,



                                   Marc MacAluso,
                                    Chief Executive Officer